[Servotronics, Inc. Letterhead]

                                                                    Exhibit 99.1

August 14, 2006     SERVOTRONICS, INC. (AMEX- SVT) ANNOUNCES
                      SECOND QUARTER AND SIX MONTH RESULTS
                       FOR THE PERIODS ENDED JUNE 30, 2006

     Elma, NY -- Servotronics, Inc. (Amex - SVT) reported an approximate 32.2% year to year increase in net income to $258,000 (or $0.13 per share - Basic and $.012 per share - Diluted) on an 11.8% increase in revenues to $6,860,000 for the second quarter ended June 30, 2006. The comparable net income for the second quarter of 2005 was $195,000 (or $0.09 per share Basic and Diluted) on revenues of $6,136,000. Year to year net income for the six month period ended June 30, 2006 increased approximately 61.4% to $531,000 (or $0.26 per share - Basic and $0.25 per share - Diluted) on a 6.1% increase in revenues to $12,538,000. The comparable net income for the six month period ended June 30, 2005 was $329,000 (or $0.16 per share - Basic and $0.15 per share - Diluted) on revenues of $11,819,000.

     On Wednesday, August 9, 2006, Servotronics received Raytheon Missile Systems' prestigious 2006 Supplier Excellence 4-Star Award in recognition of Servotronics' "exemplary performance and contribution to the success of Raytheon and our customers" (as cited on the Award). Servotronics is one of only three suppliers in 2006 to receive this 4-Star Award recognition out of a total of over 1,900 suppliers to Raytheon Missile Systems. Servotronics' 100% on-time delivery performance and 100% quality were specifically noted and were the highest quality and on-time delivery ratings among the three 4-Star Award winners. This elite Award also required a high business assessment score in such areas as leadership, management, organization, technical expertise, engineering, product development, production capabilities and other operational characteristics. Servotronics supplies proprietary control products to Raytheon Missile Systems for the Standard Missile program. These products are being supplied under a Long Term Agreement which extends to 2010. Over 100,000 units have been supplied for this Program with more forecasted. The estimated going-forward value of this Long Term Agreement is over $2,000,000 per year for the Company.

     In January of 2006, the Company's Board of Directors authorized the purchase by the Company of up to 250,000 shares of its common stock in the open market or in privately negotiated transactions. As of July 31, 2006, the Company has purchased 105,041 shares under this program.

     The Company is composed of two groups - the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

                           FORWARD-LOOKING STATEMENTS
     Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.